NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS R6
 DISTRIBUTION  AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Inflation Managed Fund

Date: February 28, 2015